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                       AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered on May 8, 1996, effective February 29, 1996 (the "Effective Date"), by and between BOOK CENTERS, INC., an Oregon corporation (the "Corporation"), and BARRY E. FAST (the "Employee").

                                   RECITALS:
                                   --------

          A. Corporation and Employee entered into an Employment Agreement (the "Agreement") dated January 1, 1992;

          B. Employee has deferred and continues to defer the payment of a part of the salary due and owing to Employee under the Agreement (collectively, the "Deferred Salary") in order to permit the Corporation to pay interest on its indebtedness and to finance its operations;

          C. Corporation desires to pay the Deferred Salary in shares of common stock of the Corporation in lieu of the payment thereof in cash; and

          D. Employee desires to accept the issuance of shares of the Corporation's common stock in payment of the Deferred Salary, upon the terms and conditions set forth herein.

          NOW, THEREFORE, it is agreed as follows:

          1. Continued Effectiveness. Except as expressly modified by this Amendment, all terms, conditions, agreements, and covenants set forth in the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

          2. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          3. Issuance of Shares. Corporation shall issue to Employee as of the Effective Date hereof Two Hundred Twenty-Seven Thousand Five Hundred (227,500) shares of the Corporation's common stock (the "Shares") in payment of the amount of Twenty Thousand Four Hundred Seventy-Five Dollars ($20,475), representing the Deferred Salary for the period January 1, 1992, through December 31, 1996. The issuance of the Shares shall be in full satisfaction of the payment of the Deferred Salary. Corporation shall deliver to Employee a stock certificate for such Shares concurrently with the execution hereof.

          4. Investment Intent. The Shares being acquired under this Agreement are being acquired for Employee's own account and not with the view to, or for resale in connection with, any

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distribution or public offering thereof within the meaning of the Securities
Act of 1933. Employee understands that the Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. Employee understands that the Shares must be held indefinitely, unless the Shares subsequently are registered under the Securities Act of 1933 or unless an exemption from registration is otherwise available. Employee understands that the Corporation is not obligated to register the Shares.

          5. Application of Agreement to Successor Lender. All references in the Agreement to the Ambassador Factors Division of Fleet Factors Corp or Ambassador shall mean Centennial Bank, Security Agreements shall mean those certain Loan Agreements dated June 28, 1995, between Centennial Bank and Academic Book Center, Inc. and any and all other agreements or other documents executed thereunder or in connection therewith, and Ambassador Guaranty shall mean the guaranty Employee executed and delivered to Centennial Bank under and in connection with such Loan Agreements.

          IN WITNESS WHEREOF, the Corporation and Employee have executed this Amendment as of the date set forth above.

                                   CORPORATION:

                                   BOOK CENTERS, INC.


                                   By: /s/ Daniel P. Halloran
                                      ------------------------------
                                   Title:  President
                                         ---------------------------

                                   EMPLOYEE:


                                   /s/ Barry E. Fast
                                   ---------------------------------
                                   Barry E. Fast

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